EXHIBIT 99.1

  Financial Corporation

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS
FISCAL 2003 AND FOURTH QUARTER 2003 RESULTS
Fiscal 2003 net income of $29.2 million on total revenues of $263.6 million
Total mortgage loan production of $4.4 billion compared to $3.2 billion a year ago
June  30, 2003 quarter net income of $10.5 million on revenues of $65.8 million
Company announces Annual Meeting of Stockholders to be held November 20, 2003

        Los Angeles, California, September 29, 2003 – Aames Financial Corporation (NASD OTC Bulletin Board: “AMSF”), a leader in subprime home equity lending, today reported net income of $29.2 million for the year ended June 30, 2003, compared to net income of $4.5 million a year ago. Results of operations during the year ended June 30, 2003 and 2002 included residual interest write-downs of $34.9 million and $27.0 million, respectively, and the June 30, 2003 results of operations also included debt extinguishment income of $31.7 million. Dividends accrued on convertible preferred stock were $13.4 million and $13.8 million during the years ended June 30, 2003 and 2002, respectively. Basic and diluted net income to common stockholders during the year ended June 30, 2003 were $15.7 million and $29.2 million, respectively, resulting in basic and diluted net income per common share of $2.39 and $0.30, respectively. During the year ended June 30, 2002, both basic and diluted net loss to common stockholders were $9.2 million resulting in both basic and diluted net loss per common share of $1.45.

        Mr. A. Jay Meyerson, Aames’s Chief Executive Officer, stated, “I am pleased to report that the Company continued to improve its performance during fiscal 2003, and for the first time in the past five fiscal years recorded net income to our common shareholders for the full fiscal year.” Mr. Meyerson explained, “The Company experienced continued growth in its mortgage loan production, increasing loan originations $1.2 billion, or 37.5%, to a record $4.4 billion during the year ended June 30, 2003, compared to the $3.2 billion of total loan production a year ago. As a result of our increased mortgage loan production, our total loan dispositions this year increased $1.3 billion, or 41.0%, to $4.5 billion, compared to $3.2 billion last year. Most of our loans were sold through whole loan sales for cash due to attractive pricing in the secondary markets. I am also pleased by the Company’s loan quality and productivity improvements across all of the production channels.”

        Mr. Meyerson continued, “The Company also made substantial progress in strengthening its balance sheet through repayment or refinancing of its nonrevolving borrowings which decreased $125.5 million during fiscal 2003 to $138.5 million at June 30, 2003 from $264.0 million at June 30, 2002.”

Results for the three months ended June 30, 2003

        Total revenue during the three months ended June 30, 2003 was $65.8 million, an increase of $11.0 million over the $54.8 million reported during the three months ended June 30, 2002. Total revenue during the three months ended June 30, 2003 includes a $3.0 million write-down to the Company’s residual interests in light of the Company’s exercising its right, in its role as the servicer, to call the mortgage loans in certain securitization trusts related to the residual interests. Total revenue during the three months ended June 30, 2003 also includes $4.5 million of debt extinguishment income. Total expenses during the three months ended June 30, 2003 were $60.2 million compared to $53.9 million during the comparable period during 2002. The Company reported net income of $10.5 million for the three months ended June 30, 2003, compared to a net income of $0.2 million during the same quarter a year ago. During the three months ended June 30, 2003, diluted net income to common stockholders was $10.5 million and the diluted net income per common share was $0.10. During the three months ended June 30, 2002, diluted net loss to common stockholders was $0.4 million and the diluted net loss per common share was $0.07.

Summary of Financial Results for the Year Ended June 30, 2003

   Revenues

        During the year ended June 30, 2003 total revenue was $263.6 million, an increase of $43.5 million over the $220.1 million of total revenue reported a year ago. Total revenue during the year ended June 30, 2003 includes $34.9 million of write-downs to the Company’s residual interests. Of the $34.9 million of write-downs, $31.9 million resulted from the previously announced changes made by the Company to its credit loss assumptions used in valuing its residual interests in light of the Company’s assessment of higher than expected credit loss and delinquency experience of certain loans in the Company’s securitized trusts. The remaining $3.0 million resulted from the Company’s decision to call certain securitization trusts.

        Excluding the residual interest write-downs of $34.9 million and $27.0 million during the years ended June 30, 2003 and 2002, respectively, and debt extinguishment income of $31.7 million during the year ended June 30, 2003 operating revenue during the year ended June 30, 2003 was $266.9 million, an increase of $19.8 million, or 8.0%, over operating revenue of $247.1 million during the year ended June 30, 2002.

        The increase in operating revenues was primarily attributable to a $40.1 million increase in gain on sale of loans during the year ended June 30, 2003 to $135.6 million over the $95.5 million in gain on sale of loans reported during the year ended June 30, 2002. The increase in gain on sale is attributable to the increase during the year ended June 30, 2003 in the total amount of loans sold of $1.3 billion, or 41.0%, to $4.5 billion over the $3.2 billion of total loans sold during the year ended June 30, 2002. Partially offsetting the increase in gain on sale were declines in interest income, loan servicing and origination fees of $14.0 million, $3.6 million and $2.8 million, respectively, to $69.2 million, $8.9 million and $53.2 million, respectively, from the $83.2 million, $12.5 million and $56.0 million, respectively, reported during the year ended June 30, 2002. The decrease in interest income was due primarily to the decline in discount accretion earned on lower average residual interest balances during the year ended June 30, 2003 compared to the year ended June 30, 2002. To a lesser extent, the decline in interest income was due to the declines in the rates of interest earned on the Company’s loans held for sale in light of the current mortgage interest rate environment despite having higher average balances of loans held for sale during fiscal 2003. The decline in loan servicing revenue during the year ended June 30, 2002 was due to the 37.8% decrease in the Company’s portfolio of mortgage loans in securitization trusts serviced in-house during fiscal 2003 from a year ago.

   Expenses

        Total expenses during the year ended June 30, 2003 increased $23.8 million, or 11.2%, to $236.3 million from $212.5 million of total expenses reported during the year ended June 30, 2002. The increase in total expenses was attributable to increases of $16.8 million, $9.7 million and $4.5 million in personnel, general and administrative and production expenses, respectively, from levels reported during the year ended June 30, 2002, partially offset by a decline of $7.2 million in interest expense during the year ended June 30, 2003 from a year ago. The increase in personnel expense during the year ended June 30, 2003 from a year ago was due primarily to increased commissions relative to the increase in the Company’s total loan production, increased compensation expenses incurred as a consequence of the acquisition of the Company’s second National Loan Center, and, to a lesser extent, increases in contract services, medical and other benefit costs during fiscal 2003 over those incurred a year ago. General and administrative expenses increased during the year ended June 30, 2003 from a year ago due primarily to increases in legal, professional and miscellaneous expenses. The increase in production expense during the year ended June 30, 2003 over a year ago is attributable to the increase during fiscal 2003 in the Company’s total mortgage loan production from loan origination levels reported a year ago. Interest expense declined during the year ended June 30, 2003 from the year ended June 30, 2002 due to lower interest costs on the Company’s revolving warehouse and repurchase facilities despite increased average borrowings under the facilities during fiscal 2003 when compared to such rates and average borrowings outstanding during fiscal 2002.

Mortgage loan production

        During the year ended June 30, 2003, the Company’s total mortgage loan production increased $1.2 billion, or 37.5%, to $ 4.4 billion over the $3.2 billion of mortgage loans originated during the year ended June 30, 2002. The increase in the Company’s total mortgage loan origination volumes during the year ended June 30, 2003 over those reported during the year ended June 30, 2002 was due primarily to continuation of the generally more favorable interest rate environment in place during fiscal 2003 and, to a lesser extent, to the issuance of new uniform underwriting guidelines throughout the Company designed to improve the Company’s competitive position and to provide greater consistency among the retail and broker origination channels.

   Retail Production

        The Company’s total retail loan production during the year ended June 30, 2003 was $1.8 billion, up $185.6 million, or 11.5%, over $1.6 billion of total retail loan production reported during the year ended June 30, 2002. Loan origination through the Company’s retail branch network increased $53.3 million, or 4.2%, to $1.3 billion during the year ended June 30, 2003 over $1.2 billion a year ago. Mortgage loan production through the National Loan Centers increased $132.2 million, or 40.1%, to $461.9 million during the year ended June 30, 2003 over $329.7 million a year ago.

   Broker Production

        The Company’s total broker loan production during the year ended June 30, 2003 was $2.7 billion an increase of $1.1 billion, or 62.4%, over the $1.6 billion during the year ended June 30, 2002. Of the total broker loan production during the year ended June 30, 2003, mortgage loan origination volume through the Company’s regional broker office network was $2.3 billion, up $815.5 million, or 54.0%, from the $1.5 billion of mortgage loans produced through the broker network a year ago. Broker loan production originated through telemarketing and the Internet was $325.0 million during the year ended June 30, 2003 up $202.6 million over $122.4 million a year ago.

Loan dispositions and loan servicing

        During the year ended June 30, 2003, the Company sold and securitized a total of $4.5 billion of mortgage loans which includes loans pooled and sold in securitzations of $315.0 million and whole loan sales for cash of $4.2 billion. In comparison, during the year ended June 30, 2002 the Company securitized and sold a total of $3.2 billion of mortgage loans comprised of loans pooled and sold in securitizations of $585.0 million and $2.6 billion of whole loan sales for cash. The Company sold the residual interests created in its securitization for $8.7 million in cash to an affiliate. In addition, the Company sold for cash the servicing rights in the securitization to an unaffiliated loan servicing company. All of the Company’s whole loan sales were done on a servicing released basis.

        “As the result of higher valuations, the Company chose to sell substantially all of its mortgage loans in whole loan sales, and completed one securitization during the fiscal year ended June 30, 2003,” said Ronald J. Nicolas, Jr., Aames’ Chief Financial Officer. Nicolas explained, “The Company closely monitors market prices for its loan products and modifies its loan disposition strategy to capture these higher values.”

        At June 30, 2003 and 2002, the Company’s total servicing portfolio was $1.7 billion and $2.3 billion, respectively, of which $1.6 billion and $2.2 billion, respectively, or 94.9% and 94.6%, respectively, was serviced in-house. The Company’s portfolio of mortgage loans in securitization trusts serviced in-house declined to $741.0 million at June 30, 2003 from $1.2 billion at June 30, 2002. In-house servicing at June 30, 2003 and 2002 includes $911.0 million and $991.0 million of loans serviced on an interim basis. Loans serviced on an interim basis include loans held for sale loans and loans sold where servicing has not yet been transferred. The decline in the Company’s portfolio of mortgage loans in securitization trusts serviced in-house at June 30, 2003 from a year ago is due to normal amortization and prepayments, the disposition of all loans on a servicing released basis and the Company’s call, in its role as servicer, of seven securitization trusts.

Announcement of 2003 Annual Stockholders Meeting

        The Company announced that its 2003 Annual Meeting of Stockholders will be held at the Omni Hotel, 251 S. Olive Street, Los Angeles, California 90012, at 9:00 a.m., Los Angeles Time, on Thursday, November 20, 2003. The close of business on October 16, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

        Aames Financial Corporation is a leading home equity lender, and at June 30, 2003 operated 93 retail Aames Home Loan branches, four wholesale loan centers and two National Loan Centers throughout the United States.

        For more information, contact either Mr. Nicolas or Jon D. Van Deuren in the Company’s Investor Relations Department at (323) 210-5311 or at info@aamesfinancial.com via email.

        Additional information may also be obtained by visiting www.aames.net, the Company’s website.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the Company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida and Texas; extensive government regulation; concentrated ownership of the Company’ by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Condensed consolidated financial statements
(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS	Year Ended June 30,
	2003	2002
Cash and cash equivalents	$ 23,860	$ 17,391
Loans held for sale, at lower of cost or market	401,001	462,068
Advances and other receivables	41,315	61,276
Residual interests, at estimated fair value	129,232	197,297
Other assets	26,604	28,566

Total assets	$622,012	$766,598

Borrowings	$138,512	$263,970
Revolving warehouse and repurchase facilities	343,675	383,119
Accrued dividends on convertible preferred stock	51,232	37,763
Other liabilities	35,619	44,561

	569,038	729,413
Stockholders' equity	52,974	37,185

Total liabilities and stockholders' equity	$622,012	$766,598

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	Year Ended June 30,			Three Months Ended June 30,
	2003	2002	2001	2003	2002
Revenue:
Gain on sale of loans	$ 135,573	$ 95,530	$ 73,435	$ 36,357	$ 17,381
Write-down of residual interests	(34,923)	(27,000)	(33,600)	(3,000)	--
Origination fees	53,198	55,986	47,430	13,073	14,623
Loan servicing	8,896	12,462	14,989	1,560	3,003
Debt extinguishment income	31,711	--	--	4,536	--
Interest	69,186	83,161	86,477	13,273	19,812
Total revenue, including write-down of

residual interests	263,641	220,139	188,731	65,799	54,819

Expenses:
Personnel	131,608	114,800	98,404	32,827	30,658
Production	25,849	21,322	19,034	7,202	6,509
General and administrative	48,668	38,995	49,044	13,958	8,323
Interest	30,189	37,389	50,884	6,256	8,411

	236,314	212,506	217,366	60,243	53,901

Income (loss) before income taxes	27,327	7,633	(28,635)	5,556	918
Provision (benefit) for income taxes	(1,839)	3,087	1,889	(4,925)	732

Net income (loss)	$ 29,166	$ 4,546	$(30,524)	$ 10,481	$ 186

Net income (loss) to common shareholders
Basic	$ 15,697	$ (9,242)	$(44,445)	$ 6,639	$ (421)

Diluted	$ 29,166	$ (9,242)	$(44,445)	$ 10,481	$ (421)

Net income (loss) per common share:
Basic	$ 2.39	$ (1.45)	$ (7.11)	$ 1.00	$ (0.07)

Diluted	$ 0.30	$ (1.45)	$ (7.11)	$ 0.10	$ (0.07)

Weighted average number of
common shares outstanding:
Basic	6,558	6,394	6,251	6,641	6,460

Diluted	96,053	6,394	6,251	101,386	6,460

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

The following table sets forth information regarding basic and diluted net income (loss) per common share for the years ended June 30,
2003 and 2002 and for the three months ended June 30, 2003 and 2002 (amounts in thousands, except per share data):

	Year Ended June 30,		Three Months Ended June 30,
	2003	2002	2003	2002
Basic net income (loss) per common share:
Net income (loss)	$ 29,166	$ 4,546	$ 10,481	$ 186
Less: Accrued dividends on Series B, C and D Convertible
Preferred Stock	(13,469)	(13,788)	(3,842)	(607)

Basic net income (loss) to common stockholders	$ 15,697	$ (9,242)	$ 6,639	$ (421)

Basic weighted average number of common shares outstanding	6,558	6,394	6,641	6,460

Basic net income (loss) per common share	$ 2.39	$ (1.45)	$ 1.00	$ (0.07)

Diluted net income (loss) per common share:
Basic net income (loss) to common stockholders	$ 15,697	$ (9,242)	$ 6,639	$ (421)
Plus: Accrued dividends on Series B, C and D Convertible
Preferred Stock	13,469	--	3,842	--

Diluted net income (loss) to common stockholders	$ 29,166	$ (9,242)	$ 10,481	$ (421)

Basic weighted average number of common shares outstanding	6,558	6,394	6,641	6,460
Plus incremental shares from:
Assumed conversion of Series B, C and D Convertible Preferred Stock	85,547	--	85,532	--
Assumed exercise of:
Warrants	1,288	--	2,787	--
Stock options	2,660	--	6,426	--

Diluted weighted average number of common shares outstanding	96,053	6,394	101,386	6,460

Diluted net income (loss) per common share	$ 0.30	$ (1.45)	$ 0.10	$ (0.07)

The following tables reconcile total revenue in conformity with generally accepted accounting principles ("GAAP")
to proforma operating revenue discussed within the text of the accompanying press release (dollars in thousands):
	Year Ended June 30,		Three Months Ended June 30,
	2003	2002	2003	2002
Total revenue per GAAP	$ 263,641	$ 220,139	$ 65,799	$ 54,819
Add: Write-down of residual interests	34,923	27,000	3,000	--
Less: Debt extinguishment income	(31,711)	--	(4,536)	--

Proforma operating revenue	$ 266,853	$ 247,139	$ 64,263	$ 54,819

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

	Year ended June 30,		Three Months Ended June 30,
MORTGAGE LOAN PRODUCTION: (In thousands)	2003	2002	2003	2002
Broker:
Regional office network (1)	$2,325,706	$1,510,254	$ 613,802	$424,953
Internet and Telemarketing	325,027	122,380	106,929	37,962

Total broker	2,650,733	1,632,634	720,731	462,915

Retail:
Branch office network	1,333,550	1,280,225	351,272	328,283
Internet	461,897	329,650	81,490	115,553

Total retail	1,795,447	1,609,875	432,762	443,836

Total originations	$4,446,180	$3,242,509	$1,153,493	$906,751

(1)

Includes the purchase of closed loans on a flow basis from correspondents of $19.3 million and $24.2 million during the years ended June 30, 2003 and 2002, respectively, and $8.9 million and $7.0 million during the three months ended June 30, 2003 and 2002, respectively.

	Year ended June 30,		Three Months Ended June 30,
SECURITIZATIONS AND WHOLE LOAN SALES: (In thousands)	2003	2002	2003	2002
Loan securitizations	$ 314,958	$ 584,964	$ --	$ 42,164
Whole loan sales	4,188,678	2,610,041	1,158,909	815,199

	$4,503,636	$3,195,005	$1,158,909	$ 857,363

	June 30,
LOAN SERVICING: (Dollars in thousands)	2003	2002	2001

Mortgage loans serviced:
Loans serviced on an interim basis	$ 911,000	$ 991,000	$ 722,000
Loans in securitization trusts	741,000	1,192,000	1,811,000

Serviced in-house	1,652,000	2,183,000	2,533,000
Loans serviced by others	88,000	125,000	184,000

Total servicing portfolio	$1,740,000	$2,308,000	$2,717,000

Percentage serviced in-house	94.9%	94.6%	93.2%